EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS (LOSSES)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSSES)

Consolidated

	Year Ended December 31,
	2004	2003	2002
Weighted average Shares of Common Stock outstanding during the year	2,475,850	2,448,455	2,174,776
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	36,002	119,834	102,541
TOTAL	2,511,852	2,568,289	2,277,317
Net Income (Loss)	$(811,232)	$17,322,143	$11,469,478
Per Share amount—Primary/Basic	$(0.33)	$7.07	$5.27
Per Share amount—Diluted	$(0.33)	$6.74	$5.04

Continued Operations

	Year Ended December 31,
	2004	2003	2002
Weighted average Shares of Common Stock outstanding during the year	2,475,850	2,448,455	2,174,776
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	36,002	119,834	102,541
TOTAL	2,511,852	2,568,289	2,277,317
Net Income	$1,457,409	$2,077,940	$1,042,908
Per Share amount—Primary/Basic	$0.59	$0.85	$0.48
Per Share amount—Diluted	$0.58	$0.81	$0.46

Discontinued Operations

	Year Ended December 31,
	2004	2003	2002
Weighted average Shares of Common Stock outstanding during the year	2,475,850	2,448,455	2,174,776
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	36,002	119,834	102,541
TOTAL	2,511,852	2,568,289	2,277,317
Net Income (Loss)	$(2,268,641)	$15,244,203	$10,426,570
Per Share amount—Primary/Basic	$(0.92)	$6.23	$4.79
Per Share amount—Diluted	$(0.92)	$5.94	$4.58